November 7, 2005




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Commissioners:

We have read the statements made by Integrated Data Corp., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated November 7, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we are not in a position to agree or disagree with Integrated Data Corp.'s statement that the change was approved by the Board of Directors.


Very truly y ours,


/s/ COGEN SKLAR LLP


Cogen Sklar LLP
Bala Cynwyd, Pennsylvania





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